Exhibit 10.2

RESTRICTIVE COVENANTS AGREEMENT

As a condition to the effectiveness of the Restricted Stock Award between Coventry Health Care, Inc. and Employee, dated September 26, 2008 (the “Award”), for good and valuable consideration, Employee agrees to the restrictive covenants set forth below. For purposes of this Restrictive Covenants Agreement (“Agreement”), the “Company” shall mean Coventry Health Care, Inc. and all of its subsidiaries and other affiliates.

SECTION I – RESTRICTIVE COVENANTS

1.         Covenant Not to Use or Disclose Confidential Information. Employee acknowledges that he/she will have access to trade secrets, confidential knowledge, data or other propriety information of Company whether or not developed, discovered or conceived by the Employee, not generally available to the public (collectively “Confidential Information”). By way of illustration, but not limitation, Confidential Information shall include new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and prospective customer lists, supplier and vendor lists, and other proprietary or Confidential Information relating or pertaining to the business and services of the Company, not generally available to the public. Employee further acknowledges that any unauthorized use of the Confidential Information by Employee, or any disclosure of the same to any third parties, would be wrongful and would cause irreparable injury to the Company.

Accordingly, Employee covenants and agrees that, for the period of his/her employment and at all times thereafter, he/she will (a) hold the Confidential Information in strictest confidence, (b) not to disclose such information to any person, firm, corporation or other entity, and (c) not use such information for any purpose not expressly authorized by the Company. Employee also agrees that upon request from the Company, he/she shall return all Confidential Information in his/her possession. Employee further agrees to indemnify and hold the Company harmless for any loss, claim or damages, including attorney’s fees and costs, arising out of or related to the unauthorized disclosure or use of the Confidential Information by Employee.

2.         Covenant Not To Compete. Employee hereby covenants and agrees that during the period of his/her employment with the Company and for a period of one (1) year from the date after such employment terminates for any reason, Employee shall not, without the written consent of the General Counsel of the Company; directly or indirectly, either for himself/herself or for any other individual, corporation, partnership, joint venture or other entity, participate in any “Business” in which the Company is engaged on the date of the Employee’s termination of employment. For purposes of this Agreement, the term “participate” shall include, without limitation, having any direct or indirect interest in a corporation, partnership, joint venture or other business entity, whether as a director, officer, employee, agent or consultant and the term “Business” means the marketing or sale of group or individual health insurance products and services; Medicare and Medicaid products, services and programs; network rental products and services; managed care products and services; dental insurance; group life insurance; workers compensation products and services; and behavioral health products and services. In the event Employee breaches this covenant not to compete, the one (1) year period referred to above shall be extended by the amount of time Employee was in violation of this covenant. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any corporation that competes with the Company listed on a national securities exchange.

3.         Covenant Not to Solicit Employees. Employee hereby covenants and agrees that for a period of one (1) year following the Employee’s termination of employment, he/she shall not, directly or indirectly, personally or as an employee, officer, director, partner, member, owner or consultant, induce, select, recruit or hire any employee of the Company or otherwise interfere with the employment relationship of any person employed by the Company.

4.         Covenant Not to Solicit Customers. Employee hereby covenants and agrees that for a period of one (1) year following the Employee’s termination of employment, he/she shall not, directly or indirectly, personally or as an employee, officer, director, partner, member, owner or consultant, solicit or attempt to solicit any customer of the Company or induce or attempt to induce any customer of the Company to cease doing business, in whole or in part, with the Company.

5.         Reasonableness of Provision. Employee agrees that the restrictions related to the covenants set forth in this Agreement are reasonable and necessary to protect the business interests of the Company. If any of the covenants’ restrictions are deemed to be invalid or unenforceable for any reason, the parties contemplate that such provision shall be modified to make them enforceable to the fullest extent permitted by law.

6.         Remedies for Breach.

(a)

In the event of a breach or threatened breach by Employee of the covenants set forth in this Agreement, Employee acknowledges that the Company will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Company. Therefore, Employee consents to enforcement of this Agreement by means of a temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other legal, equitable or contractual remedies the Company may have under this Agreement. The Company shall not be required to post a bond to obtain injunctive relief. Employee further agrees that in the event of a breach or threatened breach by Employee of the covenants, he/she shall be liable to the Company for its attorney’s fees and costs in bringing an action to enforce the covenants.

(b)

If Employee breaches the covenant not to compete set forth in this Agreement, Employee shall forfeit all shares of stock issued under the Award whose restrictions have not lapsed and, for all restricted shares of stock issued under the Award whose restrictions have lapsed within a twelve (12) month period prior to the date of the Employee’s termination of employment, Employee shall immediately pay to the Company the “Fair Market Value” of the Company’s common stock on the date(s) such restrictions lapsed, less any taxes that may have been deducted or paid, with respect to the award. For purposes of this Agreement, the term “Fair Market Value” means the closing price for a share of the Company’s common stock on the date that the restrictions applicable to the shares of stock lapsed (“Restriction Lapse Date”) as reported for the New York Stock Exchange (NYSE) in the Wall Street Journal. In the event the NYSE is not open for trading on the Restriction Lapse Date, or if the Company’s common stock does not trade on such day, Fair Market Value shall be the closing price of the common stock on the last trading day prior to the Restriction Lapse Date. The remedy set forth in this paragraph does not constitute the Company’s exclusive remedy for Employee’s breach of the non-compete covenant but shall be in addition to all remedies in law and/or equity available to the Company.

SECTION II – OTHER PROVISIONS

1.	No Obligation of Continued Employment. Nothing contained in this Agreement shall be construed as creating any obligation on the part of the Company to employ or continue to employ the Employee.

2.

Governing Law/Consent to Venue. This Agreement and all of the rights, duties and remedies of the parties hereunder shall be governed by the laws of the State of Delaware, excluding conflict of law principles. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Maryland for any lawsuit filed against Employee by the Company to enforce the provisions of this Agreement.

3.	Severability. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable.

4.

Waiver/Modification. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party against whom enforcement is sought. Failure of the Company to enforce any provision of this Agreement shall not be construed as a waiver of such provision or of the right of the Company thereafter to enforce each and every provision and covenant in this Agreement.

5.

Earlier Agreements. Compliance with this Agreement applies only to the Award and is in addition to all earlier restrictive covenant agreements between Employee and the Company without extinguishing or diminishing in any manner whatsoever rights heretofore acquired by and under any such agreements.

6.

Successors/Assigns. The provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company (including, but not limited to, any corporate successor of the Company) and Employee’s heirs, executors and personal representatives, except, however, in the event of a “Change in Control,” the covenant not to compete in Section I, paragraph 2 of this Agreement shall be and become null and void. For purposes of this Agreement, a “Change in Control” shall occur if at any time, substantially all of the assets of the Company are sold or transferred by sale, merger or otherwise, to an entity which is not a direct or indirect subsidiary of the Company, or if any “person” (as such term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then existing outstanding securities of the Company.

7.

Time is of the Essence. This Agreement must be executed by Employee and delivered to the Company in a timely manner or the Award shall be and become null and void. This Agreement will become effective simultaneously with the date of the Award.

8.	Counterparts. This Agreement may be signed in counterparts.

The Employee acknowledges that he/she has read this Agreement and understands and agrees to be bound by its terms. Employee further acknowledges he/she has exercised due diligence in reviewing this Agreement and that he/she has had an adequate opportunity to consult with legal counsel or other advisors to the extent that he/she deemed such consultation necessary.

IN WITNESS WHEREOF the parties hereto execute this Agreement for the purposes stated above as of the date of the Award.

____________________________	__________________________
Employee Signature	Print Name

Coventry Health Care, Inc.

BY:_________________________________

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